Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Exponent, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-31830, 333-67806, 333-99243, 333-106105, 333-117108, 333-128141, 333-138618, 333-151238, and 333-184058) on Form S-8 of Exponent, Inc. of our report dated February 23, 2018, with respect to the consolidated balance sheets of Exponent, Inc. as of December 29, 2017 and December 30, 2016, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 29, 2017, and the related notes and financial statement schedule (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 29, 2017, which report appears in the December 29, 2017 annual report on Form 10-K of Exponent, Inc.

Our report refers to a change in the method of accounting in 2016 for excess tax benefits and tax deficiencies related to stock-based compensation as well as forfeitures of share-based awards.

/s/ KPMG LLP
San Francisco, California
February 23, 2018